Exhibit-99.1

Syncora Guarantee Inc. and Subsidiary

Interim Consolidated Financial Statements

for the Three and Six Month Periods

Ended June 30, 2008 and 2007

(expressed in U.S. dollars)

SYNCORA GUARANTEE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)

	(Unaudited) As of June 30, 2008	As of December 31, 2007

ASSETS
Debt securities available for sale, at fair value (amortized cost: 2008—$439,283; 2007—$461,250)	$436,821	$464,143
Cash and cash equivalents	80,947	191,090

Total invested assets	517,768	655,233
Accrued investment income	5,143	5,420
Prepaid reinsurance premiums	602,217	721,396
Premiums receivable	18,352	16,318
Reinsurance balances receivable	14,202	—
Reinsurance balances recoverable on unpaid losses	613,476	339,259
Intangible assets—acquired licenses	—	11,529
Derivative assets	1,884,521	1,335,524
Other assets	2,084	1,811

Total assets	$3,657,763	$3,086,490

LIABILITIES, MINORITY INTEREST AND SHAREHOLDER’S (DEFICIT) EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$723,602	$385,460
Deferred premium revenue	652,429	780,199
Derivative liabilities	2,139,356	1,644,937
Deferred ceding commissions, net	57,907	71,415
Reinsurance premiums payable	33,402	62,865
Accounts payable, accrued expenses and other liabilities	21,069	7,763
Payable to affiliates, net	—	29,285
Note payable - affiliate	75,000	75,000

Total liabilities	3,702,765	3,056,924
Shareholder’s (Deficit) Equity
Common shares—(Par value $7,500 per share; 8,000 shares authorized; shares issued and outstanding: 2008 – 2,000; 2007 – 2,000)	15,000	15,000
Additional paid-in-capital	394,173	394,173
Accumulated deficit	(450,828)	(381,712)
Accumulated other comprehensive (loss) income	(3,347)	2,105

Total shareholder’s (deficit) equity	(45,002)	29,566

Total liabilities and shareholder’s (deficit) equity	$3,657,763	$3,086,490

See accompanying Notes to Consolidated Financial Statements

SYNCORA GUARANTEE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(U.S. dollars in thousands)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,

	2008	2007	2008	2007

Revenues
Net premiums earned	$2,917	$5,158	$3,158	$9,229
Net investment income	6,359	5,184	13,353	10,296
Net realized losses on investments	(4,755)	—	(5,781)	—
Change in fair value of derivatives
Realized gains and losses and other settlements	(1,553)	1,546	(3,428)	2,743
Unrealized gains (losses)	21,280	(4,065)	54,579	(4,864)

Net change in fair value of derivatives	19,727	(2,519)	51,151	(2,121)
Fee income and other	2,218	68	2,218	68

Total revenues	26,466	7,891	64,099	17,472

Expenses
Net losses and loss adjustment expenses	83,708	807	92,075	168
Operating expenses	22,909	11,025	41,140	21,185

Total expenses	106,617	11,832	133,215	21,353

Loss before income tax	(80,151)	(3,941)	(69,116)	(3,881)
Income tax expense	629	530	—	971

Net loss	$(80,780)	$(4,471)	$(69,116)	$(4,852)

Comprehensive loss:
Net loss	$(80,780)	$(4,471)	$(69,116)	$(4,852)
Currency translation adjustments	42	—	78	—
Change in unrealized depreciation of investments, net of deferred tax expense	(6,849)	(5,335)	(5,530)	(4,042)

Total comprehensive loss	$(87,587)	$(9,806)	$(74,568)	$(8,894)

See accompanying Notes to Consolidated Financial Statements

SYNCORA GUARANTEE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S (DEFICIT) EQUITY
(U.S. dollars in thousands)

	(Unaudited) Six Months Ended June 30, 2008	(Unaudited) Six Months Ended June 30, 2007

Common shares
Balance—beginning of year	15,000	15,000

Balance—end of period	15,000	15,000

Additional paid-in capital
Balance—beginning of year	394,173	264,173

Balance—end of period	394,173	264,173

Accumulated deficit
Balance—beginning of year	(381,712)	(25,446)
Net loss	(69,116)	(4,852)

Balance—end of period	(450,828)	(30,298)

Accumulated other comprehensive loss
Balance—beginning of year	2,105	(3,222)
Currency translation adjustments	78	—
Net change in unrealized appreciation of investments	(5,530)	(4,042)

Balance—end of period	(3,347)	(7,264)

Total shareholder’s (deficit) equity	$(45,002)	$241,611

See accompanying Notes to Consolidated Financial Statements

SYNCORA GUARANTEE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	(Unaudited) Six Months Ended June 30,

	2008	2007

Cash flows used in operating activities:
Net loss	$(69,116)	$(4,852)

Adjustments to reconcile net loss to net cash used in operating activities:
Net realized losses on investments	5,781	—
Net unrealized (gains) losses on derivatives	(54,579)	4,496
Impairment of intangible assets – acquired licenses	11,529	—
Amortization of premium (discount) on bonds	190	(261)
Deferred tax expense	—	1,981
Decrease (increase) in accrued investment income	277	(83)
Decrease in prepaid reinsurance premiums	119,179	—
Increase in premiums receivable	(2,034)	(7,227)
Increase in reinsurance balances receivable	(14,202)	—
Increase in reinsurance balances recoverable on unpaid losses	(274,217)	—
Increase (decrease) in unpaid losses and loss adjustment expenses	338,142	(275)
(Decrease) increase in deferred premium revenue	(127,770)	16,568
Decrease in deferred ceding commissions, net	(13,508)	(2,678)
Decrease in reinsurance premiums payable	(29,463)	(2,898)
(Decrease) increase in intercompany payable to affiliates	(29,285)	1,759
Other, net	13,057	(20,228)

Total adjustments	(56,903)	(8,846)

Net cash used in operating activities	(126,019)	(13,698)

Cash flows from investing activities:
Proceeds from sale of debt securities	—	4,719
Purchases of debt securities	(3,899)	(38,901)
Net purchases of short-term investments	—	(18,638)
Proceeds from maturity of debt securities and short term investments	19,874	31,993
Purchases of fixed assets	(99)	—

Net cash provided by (used in) investing activities	15,876	(20,827)

Decrease in cash and cash equivalents	(110,143)	(34,525)
Cash and cash equivalents—beginning of year	191,090	82,691

Cash and cash equivalents—end of period	$80,947	$48,166

Supplemental Cash Flow Disclosure:
Income tax paid	$—	$2,340

See accompanying Notes to Consolidated Financial Statements

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

1.	Organization

On March 17, 2006, XL Capital Ltd (“XL Capital”) formed Syncora Holdings Ltd. (“Syncora Holdings”) (formerly known as Security Capital Assurance Ltd), as a wholly-owned Bermuda based subsidiary holding company. On July 1, 2006, XL Capital contributed all its ownership interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to Syncora Holdings. The aforementioned operating businesses consisted of: (i) Syncora Guarantee Inc. (“Syncora Guarantee” or the “Company”) (a New York domiciled financial guarantee insurance company formerly known as XL Capital Assurance Inc.) and its wholly-owned subsidiary, the Company (U.K.) Ltd (formerly known as XL Capital Assurance (U.K.) Limited) and (ii) Syncora Guarantee Re Ltd. (“Syncora Guarantee Re”) (a Delaware domiciled financial guarantee reinsurance company formerly known as XL Financial Assurance Ltd.). The Company was an indirect wholly-owned subsidiary of XL Capital and all of Syncora Guarantee Re was indirectly owned by XL Capital, except for a preferred stock interest which was owned by Financial Security Assurance Holdings Ltd. (“FSA”), an entity which is otherwise not related to XL Capital, Syncora Holdings, Syncora Guarantee Re or the Company (see Note 8). On August 4, 2006, Syncora Holdings completed an initial public offering (the “IPO”). In addition, XL Capital sold common shares of Syncora Holdings from its holdings directly to the public in a secondary offering concurrent with the IPO. Immediately after the IPO and the secondary offering, XL Capital, through its wholly-owned subsidiary XL Insurance (Bermuda) Ltd (“XLI”), owned approximately a 63% economic interest in Syncora Holdings, adjusted for restricted share awards to employees and management granted at the effective date of the IPO. In June 2007, XLI completed the sale of additional common shares of Syncora Holdings from its holdings. Immediately after such sale, XLI owned approximately a 46% voting and economic interest in Syncora Holdings, adjusted for restricted share awards to employees and management outstanding as of such date. Prior to XLI’s sale of common shares of Syncora Holdings in June 2007, its voting interest in Syncora Holdings was subject to limitations contained in Syncora Holding’s bye-laws. On August 5, 2008, Syncora Holdings, Syncora Guarantee Re, the Company and XL Capital consummated the transactions described in Note 2 below and, as a result thereof, XL Capital transferred all of the common shares of Syncora Holdings it owned to an escrow account pending release of the shares to a trust (see Note 2 for additional information).

2.	Recent Developments, Agreements and Related Transactions, Ongoing Strategic Plan, and Continuing Risks and Uncertainties

Recent Developments

Adverse developments in the credit markets generally and the mortgage market specifically in the second half of 2007, which accelerated in the fourth quarter of 2007 and continued to deteriorate through the first and second quarters of 2008, have resulted in material adverse effects on the Company’s business, results of operations, and financial condition, including (i) significant adverse development of anticipated claims on the Company’s guarantees of collateralized debt obligations (“CDOs”) of asset-backed securities (“ABS CDOs”) and significant adverse development of reserves for unpaid losses and loss adjustment expenses on the Company’s guarantees of residential mortgage-backed securities (“RMBS”), and (ii) downgrades of the insurance financial strength ratings of the Company by Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”), which ratings have been fundamental to its ability to conduct business and which have caused the Company to suspend writing substantially all new business since January of 2008, resulting in the loss of future incremental earnings and cash flow.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

Furthermore, during the second quarter of 2008, the Company recorded a material increase in adverse development of anticipated claims on its guarantees of ABS CDOs and reserves for unpaid losses and loss adjustment expenses on its guarantees of RMBS (see Note 10) causing it to be unable to maintain compliance with its $65 million minimum policyholder surplus requirement under New York State law as of June 30, 2008. In light of this material adverse development, and in accordance with its previously disclosed strategic plan, the Company, Syncora Holdings, Syncora Guarantee Re, certain financial institutions that are counterparties to its credit default swap (“CDS”) contracts (the “Financial Counterparties”), Merrill Lynch & Co., Inc. (“Merrill Lynch”) and certain of its affiliates, and XL Capital and certain of its affiliates, entered into a number of agreements (the “Agreements”) on July 28, 2008. The transactions contemplated by the Agreements closed on August 5, 2008 (the “Closing Date”), except for the transactions contemplated by the FSA Master Agreement (as defined below), which closed on August 4, 2008. The Agreements, the transactions contemplated thereby, and related transactions are described below:

Agreements and Related Transactions

Master Transaction Agreement and Merrill Agreement

The Master Commutation, Release and Restructuring Agreement (the “Master Transaction Agreement”) provides for the termination, commutation or elimination of certain reinsurance agreements, guarantees and other arrangements among the Company, Syncora Holdings, Syncora Guarantee Re, and XL Capital and certain of its subsidiaries, and between the Company and Syncora Guarantee Re (see Note 8), in exchange for a cash payment by XL Capital to the Company and Syncora Guarantee Re aggregating $1.775 billion, the issuance and transfer of 8 million class A ordinary shares of XL Capital in the aggregate to the Company and Syncora Guarantee Re, and the transfer of XL Capital’s common shares of Syncora Holdings to be held in trust for the benefit of the Company until such time as an agreement between the Company and the Financial Counterparties is reached, and thereafter the Syncora Holdings shares will be held for the benefit of the Financial Counterparties. As a result of the transfer of the shares of Syncora Holdings to an escrow account pending the release of the shares to the trust (which will occur upon establishment of the trust and obtaining necessary approvals), XL Capital no longer has the right to vote, nominate directors to Syncora Holdings’ Board of Directors or any other rights relating to such shares. On the Closing Date, the four XL Capital-nominated directors on Syncora Holdings’ Board of Directors resigned. Pursuant to a shareholders agreement to be entered into by Syncora Holdings and the trustee of the trust upon transfer of the shares of Syncora Holdings to the trust, the trust will have a number of rights including the right to vote the shares and to nominate to Syncora Holdings’ Board of Directors, such number of directors as would equal one nominee less than a majority (if Syncora Holdings’ Board of Directors consists of nine or fewer Directors) or two nominees less than a majority (if Syncora Holdings’ Board of Directors consists of ten or more Directors).

Under a registration rights agreement, dated as of August 5, 2008, by and among the Company, Syncora Guarantee Re and XL Capital, XL Capital agreed to provide the Company and Syncora Guarantee Re with two demand registration and unlimited piggyback registration rights with respect to the 8 million class A ordinary shares, in the aggregate, issued by XL Capital to the Company and Syncora Guarantee Re. The Company and Syncora Guarantee Re also agreed to hold such shares for a period of six months, and any sale of class A ordinary shares of XL Capital by the Company or Syncora Guarantee Re will be subject to a right of first offer in favor of XL Capital. In addition, pursuant to a letter, dated July 29, 2008, from Syncora Holdings to the underwriters named in the underwriting agreement entered into by XL Capital for a public offering of its class A ordinary shares, Syncora Holdings agreed, and agreed to cause its subsidiaries to agree, to a six month lock-up period with respect to the aforementioned class A ordinary shares of XL Capital.

Concurrently with the execution of the Master Transaction Agreement, the Company, Syncora Holdings, and Syncora Guarantee Re entered into an agreement (the “Merrill Agreement”) with Merrill Lynch, Merrill Lynch International (“MLI”) and eight trusts affiliated with Syncora Holdings (the “CDS Trusts”), the obligations of which are guaranteed by insurance policies issued by the Company which are reinsured by Syncora Guarantee Re. The Merrill Agreement provides for the termination of eight CDS contracts (the “Swaps”) and the related financial guarantee insurance policies issued by the Company with insured gross par outstanding as of June 30, 2008 of approximately $3.7 billion, in exchange for a payment by the Company to Merrill Lynch of an aggregate amount of $500 million. As part of the closing of the transactions comprising the Merrill Agreement, the parties provid ed mutual releases of claims with respect to the Swaps and the related policies. In addition, the Company and MLI have agreed to dismiss with prejudice previously disclosed litigation related to seven of the Swaps. As a result of the termination of the Swaps, the Company, after merging with Syncora Guarantee Re (see “Related Transactions”), will record a loss of $94.0 million during the three-month period ended September 30, 2008.

The Company, Syncora Holdings, Syncora Guarantee Re, and XL Capital have obtained approvals from the New York Insurance Department and the Bermuda Monetary Authority for the Master Transaction Agreement and the transactions comprising such agreement. Other required approvals related to the Master Transaction Agreement have been received from the Delaware Department of Insurance. The New York Insurance Department has also approved the Merrill Agreement and the transactions comprising such agreement.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

FSA Master Agreement

Concurrently with the execution of the Master Transaction Agreement, Syncora Guarantee Re also entered into an agreement (the “FSA Master Agreement”) with FSA. The FSA Master Agreement provides for the commutation of all reinsurance ceded by FSA and its subsidiaries to Syncora Guarantee Re, including that ceded under a facultative reinsurance agreement, dated as of November 3, 1998 (the “Old Master Facultative Agreement”) that was the subject of a guarantee issued by XLI. Commutation of the Old Master Facultative Reinsurance Agreement and all cessions thereunder was a condition to the obligations of XL Capital under the Master Transaction Agreement. Pursuant to the FSA Master Agreement, FSA and Syncora Guarantee Re entered into the commutation and release agreement (the “Commutation Agreement”), under which all existing cessions to Syncora Guarantee Re by FSA were commuted in return for a payment by Syncora Guarantee Re to FSA of approximately $165.4 million, representing statutory reserves less ceding commission plus a commutation premium. In turn, FSA and one of its subsidiaries entered into a new master facultative reinsurance agreement (the “New Master Facultative Agreement”) and related reinsurance memorandum (the “Reinsurance Memorandum”) with the Company, under which FSA ceded certain of the commuted risks to the Company in return for a payment by FSA to the Company of approximately $88.6 million, representing the statutory unearned premium reserve for such risks, less ceding commission. FSA has undertaken to use its best efforts to reassume such reinsurance from the Company for a period of nine months after the closing, subject to limitations under Article 69 of the New York Insurance Law (which imposes aggregate and single risk limits on insurance that can be written by a financial guaranty insurer), FSA’s internal and rating agency single risk limits, other potential limitations and FSA’s underwriting guidelines. The Company was required to fund a trust in an initial amount of approximately $104.1 million to collateralize its obligations to FSA under the New Master Facultative Agreement, which includes regulatory mandated contingency reserves. Finally, Syncora Holdings purchased all class A preferred shares of Syncora Guarantee Re held by FSA, with a liquidation preference of $39 million, for approximately $2.9 million pursuant to an agreement for the sale and purchase of preferred shares.

Credit Agreement Amendment

Concurrently with the execution of the Master Transaction Agreement, Syncora Holdings also entered into an amendment, forbearance and limited waiver agreement (the “Credit Agreement Amendment”) with the lenders under its credit agreement, dated as of August 1, 2006, as amended (the “Credit Agreement”). Pursuant to the Credit Agreement Amendment, Syncora Holdings agreed (i) to permanently reduce the availability under its revolving credit facility from $250,000,000 to zero, (ii) to reduce the availability under the letter of credit facility to the amount of the letter of credit exposure as of July 28, 2008 and, subsequently, further reduce such exposure for any outstanding letters of credit for FSA’s benefit upon the closing the Commutation Agreement, and (iii) collateralize the remaining letters of credit after the consummation of the transactions comprising the Master Transaction Agreement. In consideration of the foregoing, the lenders under the Credit Agreement have agreed to (i) forbear from declaring certain defaults, if any, set forth in the Credit Agreement Amendment, (ii) waive such defaults, if any, upon the satisfaction of certain conditions set forth in the Credit Agreement Amendment, and (iii) grant certain waivers in connection with the consummation of the Master Transaction Agreement. As of the Closing Date the amount of letters of credit outstanding under the Credit Agreement and the amount of collateral posted by the Company and Syncora Guarantee Re in support of such letters of credit was $1.5 million and $22.5 million, respectively.

Agreement with Financial Counterparties

In consideration for the releases and waivers agreed to by the Financial Counterparties as part of the Master Transaction Agreement, the Company has agreed to hold an aggregate amount of $820 million in cash (plus interest thereon, premiums paid by the Financial Counterparties from July 28, 2008 through October 15, 2008 and any proceeds from the sale by the trust of XL Capital’s common shares of Syncora Holdings, in the event such shares are sold) for the purpose of commuting, terminating, amending or otherwise restructuring existing agreements with the Financial Counterparties pursuant to an agreement to be negotiated with the Financial Counterparties. In the event that such agreement is not reached by October 15, 2008, the Company has agreed to use such proceeds only to pay claims under the CDS contracts of the Financial Counterparties. In addition, through such date, the Company and Syncora Guarantee Re have agreed to certain restrictions on their ability to commute, terminate, amend or otherwise restructure policies and contracts to which either is a party. In the event that the Company becomes subject to a rehabilitation or liquidation proceeding, the funds shall no longer be separately held, segregated or limited in use for commutations or restructurings, and will be part of the general assets of the Company.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

Related Transactions

In addition to the transactions contemplated by the Agreements, with the exception of the merger of Syncora Guarantee Re with and into the Company discussed below which is expected to close in September 2008, the following transactions were executed on or about the Closing Date:

•

commutation of certain retrocession agreements Syncora Guarantee Re had in place with non-affiliates, which will result in a loss of $111.4 million during the three months ended September 30, 2008, which includes $169.6 million of unrealized mark-to-market losses on credit derivatives,

•	distribution from Syncora Guarantee Re of $30.8 million to Syncora Holdings,
•

discontinuance of Syncora Guarantee Re as a Bermuda corporation and continuance of Syncora Guarantee Re as a Delaware corporation, contribution by Syncora Holdings of all its ownership interests in Syncora Guarantee Re to the Company, commutation of the Company’s facultative quota share reinsurance treaty (the “Treaty”) with Syncora Guarantee Re (see Note 8), purchase of a surplus note with a coupon rate of 6% from Syncora Guarantee Re with a stated amount, and for consideration of, $1.240 billion, the foregoing will be followed by the merger of Syncora Guarantee Re with and into the Company, with the Company being the surviving entity, subject to required regulatory approvals. Upon the merger, the aforementioned surplus note will be eliminated.

Total expenses (consisting of legal, investment advisory, accounting and consulting fees) expected to be incurred in the aggregate by the Company, Syncora Holdings, and Syncora Guarantee Re in connection with the transactions contemplated by the Agreements and other related transactions discussed above are approximately $26.9 million, of which $5.6 million have been incurred and recorded during the three and six month periods ended June 30, 2008 and approximately $21.3 million is expected to be incurred and recorded during the three months ended September 30, 2008.

After giving effect to transactions contemplated by the Agreements and related transactions discussed above (including the expenses associated with such transactions expected to be incurred during the three months ended September 30, 2008) as if they had been consummated on June 30, 2008, total consolidated equity of the Company, in accordance with accounting principles generally accepted in the United States of America (“GAAP”), would have been $1.1 billion at June 30, 2008, as compared to a deficit of $45.0 million, actually reported at such date. In addition, after giving effect to the transactions described above as if they had been consummated on June 30, 2008, the Company’s policyholder surplus would have been $1.0 billion, as compared to a deficit of $881.1 million reported at such date. The total consolidated equity of the Company and the Company’s policyholder surplus numbers described above reflect certain assumptions concerning the transactions contemplated by the Agreements and related transactions. There can be no assurance that such assumptions will not differ materially from the ultimate treatment of the aforementioned transactions.

Ongoing Strategic Plan

The Company and Syncora Holdings continue to be focused on: (i) mitigating the risk of non-compliance with regulatory solvency requirements and risk limits, (ii) maintaining or enhancing their liquidity, and (iii) mitigating uncertainty in regard to adverse loss reserve development. In this regard, going forward the Company and Syncora Holdings will be primarily seeking to: (i) reach agreements with Financial Counterparties to commute, terminate or restructure its CDS contracts on terms satisfactory to the Company, (ii) reduce costs, and (iii) remediate troubled credits to minimize claim payments, maximize recoveries, and mitigate ultimate expected losses. The Company does not currently expect to be able to recommence new business production for the foreseeable future.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

Continuing Risks and Uncertainties

After the closing of the transactions contemplated by the Agreements and related transactions discussed above, the Company continues to be exposed to certain significant risks and uncertainties that could materially adversely affect its results of operations, financial condition and liquidity, including the following:

•

The Company continues to be materially exposed to risks associated with any continuing deterioration in the credit market sectors discussed above, as well as the spread of such deterioration to other sectors of the economy to which the Company has material business exposure. The extent and duration of any continued deterioration of the credit markets is unknown, as is the effect, if any, on potential claim payments and the ultimate amount of losses the Company may incur on obligations it has guaranteed. As a result of the level of the Company’s policyholder surplus as of the Closing Date and uncertainty associated with any future adverse loss development, there is a risk that should additional material adverse development of the Company’s loss reserves occur, it could cause the Company to be out of compliance with minimum regulatory solvency requirements, which could, in turn, cause its primary regulators to intervene in its operations.

•

Establishment of case basis reserves for unpaid losses and loss adjustment expenses on the Company’s in-force insurance and assessing the amount of anticipated claims and recoveries on the Company’s in-force credit derivatives requires the use and exercise of significant judgment by management, including estimates regarding the likelihood of occurrence and amount of a loss on an guaranteed obligation. Actual experience may differ from estimates and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred and, in certain cases, will occur over many years in the future. Examples of these events include changes in the level of interest rates, credit deterioration of guaranteed obligations, and changes in the value of specific assets supporting guaranteed obligations. Both qualitative and quantitative factors are used in making such estimates. Any estimate of future costs is subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and claims will vary, perhaps materially, from any estimate. Accordingly, the Company estimates that it could incur adverse case basis loss reserve development subsequent to June 30, 2008 of approximately $900 million and still maintain compliance with its minimum policyholder surplus requirements. Other items of income and expense are included in the calculation of policyholder surplus and variations in these amounts from the Company’s estimates would also affect the maintenance of compliance with minimum policyholder surplus requirements under New York State law. Actual experience may differ from estimates and such differences may be material.

•

Under the Master Transaction Agreement, the Company and the Financial Counterparties agreed to negotiate in good faith to reach an agreement for the commutation, termination, amendment or the restructuring of the Company’s existing agreements with such Financial Counterparties prior to October 15, 2008. Any such agreement must include an agreed upon number of Financial Counterparties. There can be no assurance that the negotiations with the Financial Counterparties will be successful or that we will reach an agreement with the requisite number of Financial Counterparties prior to October 15, 2008. Any agreement with the Financial Counterparties will require addressing the Company’s public finance business to the satisfaction of the New York Superintendent of Insurance (the “Superintendent”). There can be no assurances that the negotiations with the Financial Counterparties to reach an agreement on the appropriate treatment of the public finance business of the Company will be successful or that the agreement reached with the Financial Counterparties will be satisfactory to the Superintendent. In addition, until October 15, 2008, the Financial Counterparties will forbear from exercising certain triggered enforcement rights in respect of one or more transactions, agreements, policies, guarantees or treaties to which the Company or its affiliates are a party (the “Forbearance”). Reaching an agreement with the Financial Counterparties for the commutation, termination, amendment or restructuring of the existing agreements should significantly limit the Company’s exposure to future adverse loss development on a significant portion of its in-force business. As a result, failure to reach an agreement with the Financial Counterparties would cause the Company to continue to be exposed to material adverse loss development on such business, which if such loss development is realized could have a material adverse effect on the Company’s financial position and results of operations.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

Assessment of Company’s Ability to Continue as a Going Concern

On July 28, 2008, Syncora Holdings announced that there was substantial doubt about its ability to continue as a going concern because the Company and Syncora Guarantee Re were expected to report negative statutory surplus at June 30, 2008, making it likely that, in the absence of the consummation of the transactions contemplated by the Agreements and related transactions, they would be subject to action by their primary regulators. At that time Syncora Holdings also announced that it would re-assess whether substantial doubt exists about its ability to continue as a going concern subsequent to the Closing Date.

In the opinion of the Company, the principal factor which then and now affects the Company’s ability to continue as a going concern was the risk of material adverse loss development. In evaluating this risk, management considered the following, each of which it believes mitigates the risk of additional adverse loss development and all of which are described in more detail above:

•	The Company’s capital position after giving effect to the transactions contemplated by the Agreements and related transactions as discussed above,
•	The termination of the Swaps with Merrill Lynch and MLI,
•

The commitment of the Financial Counterparties pursuant to the Master Transaction Agreement to negotiate in good faith to reach an agreement for the commutation, termination, amendment or the restructuring of the Company’s obligations under its guarantees to such counterparties, which guarantees represent all of the Company’s ABS CDO exposure and approximately $52.9 billion out of the Company’s total CDS contract exposure of approximately $59.4 billion. (Of the $6.5 billion remaining CDS exposure the Company has no residential mortgage exposure and, with the exception of one contract with $4.5 million of reserves for unpaid losses, none of the guarantees comprising the $6.2 billion were on the Company’s list of closely monitored credits),

•

The Company’s remaining exposure to residential mortgages for which adverse development is possible, apart from the Company’s guarantees of ABS CDOs to the Financial Counterparties discussed above, relates to $8.6 billion of RMBS exposure, for which the Company has recorded reserves for unpaid losses and loss adjustment expenses of $587.5 million at June 30, 2008.

However, based on the accounting and reporting requirements for assessing whether there is substantial doubt about an entity’s ability to continue as a going concern, the Company is only permitted to consider completed transactions and, thus, cannot consider the commitment of the Financial Counterparties to reach an agreement with the Company for the commutation, termination, amendment or restructuring of the existing agreements, despite the commitment to do so under the Master Transaction Agreement (see “Continuing Risks and Uncertainties” above). As a result of this uncertainty, management has concluded that there remains substantial doubt about the ability of the Company to continue as a going concern. The unaudited interim June 30, 2008 consolidated financial statements are prepared assuming the Company continues as a going concern and do not include any adjustment that might result from its inability to continue as a going concern. The Company will re-assess its going-concern status in the event agreements with the Financial Counterparties are reached. Our future going concern assessment will in large part be based on the amount of ABS CDO exposure that is reduced and risk of adverse loss development that is mitigated pursuant to such agreements and the amount of the then expected RMBS adverse loss development.

3.	Basis of Presentation and Consolidation

The unaudited interim consolidated financial statements of the Company have been prepared in conformity with GAAP and, in the opinion of management, reflect all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of the Company’s consolidated financial condition, results of operations and cash flows for the periods presented, including the elimination of all inter-company accounts and transactions.

Interim consolidated financial statements do not include all of the information and footnotes required by GAAP for annual financial statements. In addition, the year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. In addition, the results of operations for the interim period ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. These interim consolidated financial statements of the Company should be read in conjunction with the annual audited consolidated financial statements of the Company as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, filed on Form 8-K with the Securities and Exchange Commission (“SEC”) on March 26, 2008.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

In December 2006, the SEC contacted the Association of Financial Guaranty Insurers (“AFGI”), of which the Company is a member, and instructed the members thereof to recommend a uniform approach for presenting credit derivatives issued by financial guarantee insurance companies in their financial statements. The recommendation of AFGI was developed in consultation with the staff of the Office of the Chief Accountant of the Division of Corporate Finance of the SEC and has been adopted by the Company effective January 1, 2008 in accordance with the transition AFGI discussed with the SEC. The new presentation does not change the Company’s reported net income or shareholders’ equity, although it does change the presentation of revenues, expenses, assets and liabilities.

As a result of the Company’s adoption of this revised presentation, changes in fair value of the Company’s credit derivatives are recorded in the line item of the accompanying consolidated statement of operations entitled “Net change in fair value of credit derivatives” which is required to be classified in the revenue section of the statement of operations. This line item consists of two components, which are also separately presented in the statement of operations: (1) “Realized gains (losses) and other settlements” and (2) “Unrealized gains and losses”. The “Realized gains (losses) and other settlements” component includes (i) net premiums received and receivable on issued credit derivatives, (ii) net premiums paid and payable on purchased credit derivatives, (iii) losses paid and payable to credit derivative counterparties due to the occurrence of a credit event and, (iv) losses recovered and recoverable on purchased credit derivatives due to the occurrence of a credit event. The “Unrealized gains and losses” component includes anticipated claims payable and anticipated recoveries, as well as all other changes in fair value.

Prior to the adoption of this revised presentation the Company reported (i) premiums received or receivable from the issuance of credit derivative contracts in line item captions in the consolidated statement of operations entitled “Gross premiums written,” “Reinsurance premium assumed,” “Ceded premiums,” “Net premiums written” and “Net premiums earned,” as appropriate, (ii) losses from actual and expected payments to counterparties under such contracts in the line item caption in the consolidated statement of operations entitled “Net losses and loss adjustment expenses” and (iii) all other changes in the fair value of such financial instruments in the line item caption in the consolidated statement of operations entitled “Net realized and unrealized losses on credit derivatives.” In the consolidated balance sheet, the Company reclassified all CDS contract-related balances previously included in “Unpaid losses and loss adjustment expenses,” and “Reinsurance balances recoverable on unpaid losses” to either “Derivative liabilities” or “Derivative assets,” depending on the net position of the CDS contract at each balance sheet date.

Certain reclassifications have been made to prior period consolidated financial statement amounts, including that discussed above, to conform to current period presentation. There was no effect on net income or shareholder’s equity as a result of these reclassifications. The following is a summary of reclassifications made to prior period consolidated financial statement amounts to conform to current year presentation:

	Three Months Ended June 30, 2007				Six Months Ended June 30, 2007

	As Originally Reported	Reclassifications		As Reclassified	As Originally Reported	Reclassifications		As Reclassified

(U.S. dollars in thousands)
Net premiums earned	$6,704	$(1,546	)(1)	$5,158	$11,972	$(2,743	)(1)	$9,229
Change in fair value of derivatives
Realized gains and losses and other settlements	—	1,546	(1)	1,546	—	2,743	(1)	2,743
Unrealized gains (losses)	(3,872)	(193	)(2)	(4,065)	(4,496)	(368	)(2)	(4,864)

Net change in fair value of derivatives	(3,872)	1,353		(2,519)	(4,496)	2,375		(2,121)
Total revenues	8,084	(193)		7,891	17,840	(368)		17,472
Net losses and loss adjustment expenses	1,000	(193	)(2)	807	536	(368	)(2)	168
Net (loss) income	(4,471)	—		(4,471)	(4,852)	—		(4,852)
_________
(1)	Premiums from CDS contracts.
(2)	Credit impairment adjustments on CDS contracts.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

	As of December 31, 2007

	As Originally Reported	Reclassifications		As Reclassified

Assets
Reinsurance balances recoverable on unpaid losses	$1,029,101	$(689,842	)(1)(2)	$339,259
Derivative assets	645,682	689,842	(1)	1,335,524
Other assets	1,811	—		1,811
Total assets	3,086,490	—		3,086,490
Liabilities and Shareholders’ Equity
Unpaid losses and loss adjustment expenses	1,234,985	(849,525	)(1)	385,460
Derivative liabilities	795,412	849,525	(1)	1,644,937
Total liabilities	3,056,924	—		3,056,924
Total liabilities and shareholders’ equity	3,086,490	—		3,086,490
______________
(1)	Credit impairment adjustments on CDS contracts.
(2)	Reclassification of subrogation recoverable on paid claims.
4.	Derivative Financial Instruments

Prior to suspending writing substantially all new business (see Note 2), the Company issued CDS contracts and entered into arrangements with other issuers of CDS contracts to assume, all or a portion, of the risks in the CDS contracts they issued (“back-to-back arrangements”) and, in certain cases, which are discussed in more detail below, the Company purchased back-to-back credit protection on all or a portion of the risk from the CDS contracts it issued or assumed. Such back-to-back arrangements are generally structured on a proportional basis. CDS contracts are derivative contracts which offer credit protection relating to a particular security or pools of securities which are specifically referenced in the CDS contract. Under the terms of a CDS contract, the seller of credit protection (the issuer of the CDS contract) makes a specified payment to the buyer of such protection (the CDS contract counterparty) upon the occurrence of one or more credit events specified in the CDS contract with respect to a referenced security or securities. The terms of the CDS contracts issued by the Company generally only require the Company to make a payment upon the occurrence of one or more specified credit events after exhaustion of various levels of subordination or first-loss protection. In addition, pursuant to the terms of the Company’s CDS contracts, the Company is precluded from transferring such contracts to other market participants without the consent of the counterparty.

Securities or assets referenced in the Company’s in-force CDS contracts include structured pools of obligations, such as ABS CDOs, collateralized loan obligations (“CLOs”), corporate CDOs, CDOs of CDOs and commercial mortgage-backed securities (“CMBS”). Such pools were rated investment-grade or better at the issuance of the CDS contract.

The Company’s policy has been to hold its CDS contracts to maturity and not to manage such contracts to realize gains or losses from periodic market fluctuations, however, in certain circumstances, the Company would enter into an off-setting position or back-to-back arrangement, terminate or restructure a CDS contract prior to maturity for risk management purposes (for example, upon a deterioration in underlying credit quality or for the purposes of managing rating agency capital requirements). In accordance with the Company’s current strategic plan, management is actively working to commute, terminate and restructure certain of its CDS contracts (see Note 2).

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

As derivative financial instruments, CDS contracts are required under GAAP to be reported at fair value in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” and measured in accordance with Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), with changes in fair value during the period included in earnings. SFAS 157 specifies a fair value hierarchy based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. This hierarchy requires the use of observable market data when available. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect assumptions about market data based on management’s judgment. In accordance with SFAS 157, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and valuation drivers are observable in active markets.

Level 3—Model-derived valuations in which one or more significant inputs or significant value drivers are unobservable.

The principal drivers of the fair value of the Company’s CDS contracts include: (i) general market credit spreads for the type(s) of assets referenced in CDS contracts, (ii) the specific quality and performance of the actual assets referenced in the contracts, (iii) the amount of subordination in the transaction before liability attaches, (iv) the quality of the asset manager of the transaction, if applicable, (v) other customized structural features of such contracts (e.g. terms, conditions, covenants), (vi) the rating agency capital charge for the transaction, (vii) supply and demand factors, including the volume of new issuance and financial guarantee market penetration, as well as the level of competition in the marketplace, and (viii) the market perception of the Company’s ability to meet its obligations under its CDS contracts which may be implied by the cost of buying credit protection on the Company.

The fair value of the Company’s in-force portfolio of CDS contracts represents management’s best estimate of the premium that would be required by a market participant to assume the risks in the Company’s in-force portfolio of CDS contracts as of the measurement date. Fair value is defined as the price at which an asset or a liability could be bought or transferred in a current transaction between willing parties. Fair value is determined based on quoted market prices, if available. Quoted market prices are available only on a limited portion of the Company’s in-force portfolio of CDS contracts. If quoted market prices are not available, fair value is estimated based on the use of valuation techniques involving management’s judgment. In determining the fair value of its CDS contracts, the Company uses various valuation approaches with priority given to observable market prices when they are available. Market prices are generally available for traded securities and market standard CDS contracts but are less available or unavailable for highly-customized CDS contracts. Most of the Company’s CDS contracts are highly customized structured credit derivative transactions that are not traded and do not have observable market prices. Due to the significance of unobservable inputs required to value such CDS contracts, they are considered to be Level 3 under the SFAS 157 fair value hierarchy.

Typical market CDS contracts are standardized, liquid instruments that reference tradeable securities such as corporate bonds that also have observable prices. These market standard CDS contracts also involve collateral posting, and upon a default of the referenced bond obligation, can be settled in cash. In contrast, the Company’s CDS contracts do not contain the typical CDS market standard features as described above but have been customized to replicate the Company’s financial guarantee insurance. The Company’s CDS contracts provide protection on specified obligations, such as those described above and, generally contain a deductible or have some form of subordination prior to the attachment of the Company’s liability. The Company is not required to post collateral, and upon default, the Company generally makes payments on a “pay-as-you-go” basis after the subordination in a transaction is exhausted.

The Company’s payment obligations after a default vary by deal type. There are three primary types of policy payment requirements:

(i)	timely interest and ultimate principal;
(ii)	ultimate principal only at final maturity; and
(iii)	payments upon settlement of individual collateral losses as they occur upon erosion of deal deductibles or subordination.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

The Company’s CDS contracts are structured to prevent large one-time claims upon an event of default and generally allow for payments over time (i.e. “pay as you go” basis) or at final maturity. Also, the Company’s CDS contracts are generally governed by a single transaction International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement relating only to that particular transaction/contract. Under most monoline standard termination provisions, there is no requirement for mark-to-market termination payments upon the early termination of a guaranteed CDS contract. However, substantially all of the Company’s CDS contracts have mark-to-market termination payments following the occurrence of events that are in the Company’s control, as well as events that are outside the Company’s control, such as the Company’s insolvency or the Company being placed into receivership or rehabilitation by the Company’s primary regulator. An additional difference between the Company’s CDS contracts and the typical market standard CDS contracts is that, except in the circumstances noted above, there is no acceleration of the payment to be made under the Company’s CDS contracts unless the Company at its option elects to accelerate. Furthermore, by law, the Company’s guarantees are unconditional and irrevocable, and cannot be transferred to most other capital market participants as they are not licensed to write such business. However, through the purchase of back-to-back credit protection, the risk of loss (but not counterparty risk) on these contracts can be transferred to other financial guarantee insurance and reinsurance companies.

Historically, there has not been a market for the transfer of such highly structured CDS contracts, in part because of the contractual differences noted above. As a result, the Company believes there are no relevant third party “exit value” market observations for these contracts. If, hypothetically, the Company were to effect a transfer of these contracts, it believes the most likely counterparties would be other financial guarantee insurers and reinsurers or other derivative products companies. Accordingly, the Company’s estimate of the fair value of its in-force CDS contracts is based on the use of valuation techniques involving management’s judgment in regard to a number of factors, including:

(i)

credit price indices, published by non-affiliated financial institutions, for the type(s), or similar types, of assets referenced in the Company’s CDS contracts (both in terms of type of assets and their credit rating),

(ii)	broker quotes on the underlying security or securities referenced in the CDS contacts,
(iii)	the actual amount of subordination in the Company’s CDS contracts before liability attaches,
(iv)	the quality of the specific assets referenced in the Company’s CDS contracts at the measurement date, and
(v)	the remaining average life of the CDS contract.

Because it is the Company’s policy to consider all available relevant evidence in forming its best estimate of the fair value of its CDS contracts, as new information becomes available, or existing information becomes more or less available, the Company may consider new or different factors than those listed above and change its estimates in the future. The weight ascribed by management to the aforementioned factors in forming its best estimate of the fair value of the Company’s CDS contracts may vary under changing circumstances. The fair value of the Company’s CDS contracts at June 30, 2008 was estimated by management primarily as follows:

•

in instances where a reference obligation experienced credit deterioration resulting in expected losses, management’s estimate of the fair value of the Company’s CDS contracts was primarily determined using broker quotes or other price indications on the underlying referenced obligations,

•

in substantially all other instances management’s estimate of the fair value of the Company’s CDS contracts was based on applying the applicable or indicative credit price index or indices (applicable to the assets referenced in the CDS contracts) to the present value of the remaining expected future premiums to be received under the contract.

The basis of management’s estimate of the fair value of the Company’s CDS contracts at June 30, 2008 described above reflects the absence of transactions in the Company’s principal market.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

In addition to the factors discussed above, the Company considers the risk that it will not be able to honor its obligations under its CDS contracts (its “non-performance risk”) as implied by the market price of buying credit protection on the Company. Consideration of such non-performance risk in the Company’s estimate of the fair value of its CDS contracts was the only change in its valuation methodology caused by the adoption of SFAS 157. At June 30, 2008, the effect of considering non-performance risk in the Company’s estimate of the fair value of its CDS contracts was a reduction in the Company’s net derivative liability of approximately $2.7 billion. If the Company reaches agreements with the Financial Counterparties as discussed in Note 2, the uncertainty of adverse loss development on CDS contracts will be reduced and the cost of buying credit protection on the Company should decline. The effect of a decline in the cost of buying credit protection on the Company will increase our derivative liability; however, the Company believes that any such increase should be largely offset by the effect on our derivative liability from reaching agreements with the Financial Counterparties, as discussed in Note 2. However, there can be no assurance that the negotiations with the Financial Counterparties will be successful or will largely offset the increase in our derivative liability. At June 30, 2008 and December 31, 2007, the notional amount outstanding of the Company’s in-force CDS contracts was $63.1 billion and $65.3 billion, respectively. The remaining weighted average life of such CDS contracts at June 30, 2008 was 11.9 years. In addition, based on such notional amount as of June 30, 2008 and December 31, 2007, approximately 50% and 93%, respectively, of referenced assets underlying such in-force CDS contracts were rated (based on S&P’s ratings) “AAA”, 27% and 7%, respectively, were rated at or above investment-grade, and 23% and less than 1%, respectively, were rated below investment-grade at such dates, respectively.

The following table sets forth the Company’s financial assets and liabilities related to credit derivatives that were accounted for at fair value as of June 30, 2008 by level within the fair value hierarchy of SFAS 157. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Level 1	Level 2	Level 3	Total

(U.S. dollars in thousands)
Financial assets:
Derivative assets	$—	$—	$1,884,521	$1,884,521

Total assets	$—	$—	$1,884,521	$1,884,521

Financial liabilities:
Derivative liabilities	$—	$—	$2,139,356	$2,139,356

Total liabilities	$—	$—	$2,139,356	$2,139,356

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

The following table presents the changes in the net derivative asset (liability) balance for the six months ended June 30, 2008:

	Level 3 Financial Assets and Liabilities Accounted for at Fair Value Six Months Ended June 30, 2008

	CDS Contracts, net	Other Derivatives, net	Other Level 3 Financial Assets and Liabilities	Total

(U.S. dollars in thousands)
Balance, beginning of period	$(309,414)	$—	$—	$(309,414)
Total realized and unrealized gains/(losses) included in earnings	51,151	—	—	51,151
Purchases, issuances, and settlements	3,428	—	—	3,428
Transfers in and/or out of Level 3	—	—	—	—

Balance, end of period	$(254,835)	$—	$—	$(254,835)

The amount of total gains and losses for the period included in earnings which are attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$54,579	$—	$—	$54,579

The following table provides the components of the income statement line item entitled, “Change in fair value of credit derivatives” related to CDS contracts for the six months ended June 30, 2008:

	Realized Gains and Losses and Other Settlements		Unrealized Gains and Losses

(U.S. dollars in thousands)
Realized and unrealized gains and losses included in earnings for the period are reported as follows:
Total gains or losses included in earnings for the period	$(3,428	)(1)	$54,579	(2)

Change in realized/unrealized gains or losses relating to the assets still held at the reporting date	$(3,428)		$54,579

______________
(1)	Includes premiums received and receivable on CDS contracts issued net of premiums paid or payable on purchased contracts.
(2)	Includes losses paid and payable on issued CDS contracts net of losses recovered and recoverable on purchased contracts.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

The following table provides the components of the income statement line item entitled, “Change in fair value of credit derivatives” related to CDS contracts for the three and six month periods ended June 30, 2008 and 2007:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2008	2007	2008	2007

(U.S. dollars in thousands)
Change in fair value of credit derivatives:
Realized gains and losses and other settlements:
Net credit derivative premiums received and receivable	$(1,553)	$1,546	$(3,428)	$2,743
Net credit derivative losses paid and payable	—	—	—	—

Total realized gains and losses and other settlements	(1,553)	1,546	(3,428)	2,743

Unrealized gains (losses):
Change in fair value of credit derivatives	21,280	(4,065)	54,579	(4,864)

Net change in fair value of credit derivatives	$19,727	$(2,519)	$51,151	$(2,121)

5.	Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 163, Accounting for Financial Guarantee Insurance Contracts—An interpretation of FASB Statement No. 60

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 163 (“SFAS 163”), Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”). SFAS 163 clarifies how SFAS 60 applies to financial guarantee insurance contracts. SFAS 163, among other things, changes current industry practices with respect to the recognition of premium revenue and claim liabilities. Under SFAS 163, a claim liability on a financial guarantee insurance contract is recognized when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for that contract based on expected cash flows. The discount rate used to measure the claim liability is based on the risk-free market rate and must be updated each quarter. Premium revenue recognition, under SFAS 163 is based on applying a fixed percentage of the premium to the amount of outstanding exposure at each reporting date (referred to as the level-yield approach). In addition, in regard to financial guarantee insurance contracts where premiums are received in installments, SFAS 163 requires that an insurance enterprise recognize an asset for the premium receivable and a liability for the unearned premium revenue at inception of a financial guarantee insurance contract and, that such recognition should be based on the following:

•

the expected term of the financial guarantee insurance contract if (1) prepayments on the insured financial obligation are probable, (2) the timing and amount of prepayments can be reasonably estimated, and (3) the pool of assets underlying the insured financial obligation are subject to prepayment. Any adjustments for subsequent changes in those prepayment assumptions would be made on a prospective basis. In all other instances, contractual terms would be used, and

•	the discount rate used to measure the premium receivable (asset) and the unearned premium revenue (liability) should be the risk-free market rate.

The Company expects that the initial effect of applying SFAS 163 will be material to the Company’s financial statements. In particular, the Company expects that implementation of SFAS 163 will cause the Company to de-recognize its reserves for unallocated losses and loss adjustment expenses and preclude it from providing such reserves in the future (see Note 10).

SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years. In addition, beginning the third quarter of 2008, the Company will be required to make certain disclosures describing the Company’s guarantees that are being closely monitored as a result of deterioration or other adverse developments.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157 “Fair Value Measurements” (“SPAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. The Company adopted the provisions of SFAS 157 on January 1, 2008. See Note 4 for disclosure of the effect on our financial position and results of operations of the adoption of SFAS 157 and Note 4 and Note 7 for certain other disclosures required under SFAS 157.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the Company an irrevocable option to report selected financial assets and liabilities at fair value with changes in fair value recorded in earnings. The option is applied, on a contract-by-contract basis, to an entire contract and not only to specific risks, specific cash flows or other portions of that contract. Upfront costs and fees related to a contract for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 was effective for the Company on January 1, 2008. The Company did not elect to report any financial assets or liabilities at fair value under SFAS 159.

EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards”

In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06- 11 requires that the tax benefit with respect to dividends or dividend equivalents for non-vested restricted shares or restricted share units that are paid to employees be recorded as an increase to additional paid-in-capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007, with early adoption permitted. The Company adopted EITF Issue No. 06-11 on January 1, 2008 and it did not have a material effect on the Company’s financial statements.

SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133”

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. SFAS 161 is not expected to have any effect on the Company’s results of operations or financial position.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

6.	Net Premiums Earned

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2008	2007	2008	2007

(U.S. dollars in thousands)
Gross premiums written	$23,551	$63,603	$45,307	$151,888
Reinsurance premiums assumed	21	8	29	21

Total premiums written	23,572	63,611	45,336	151,909
Change in direct deferred premium revenue	89,411	(13,765)	126,938	(60,018)
Change in assumed deferred premium revenue	—	—	—	—

Gross premiums earned	112,983	49,846	172,274	91,891

Reinsurance premiums ceded	(26,664)	(52,883)	(50,490)	(126,111)
Change in prepaid reinsurance premiums	(83,402)	8,195	(118,626)	43,449

Ceded premiums earned	(110,066)	(44,688)	(169,116)	(82,662)

Net premiums earned	$2,917	$5,158	$3,158	$9,229

When an insured obligation is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. government securities in escrow, the remaining deferred premium revenue is earned at that time. Net premiums earned include $73.0 million and $91.0 million, and $0.5 million and $0.5 million, for the three and six months ended June 30, 2008 and 2007, respectively, related to such refunded bonds and other accelerations.

7.	Investments

The following table presents the fair value of the Company’s investments at June 30, 2008 based on the fair value hierarchy level of the inputs used to determine the fair value of such investments as prescribed under SFAS 157. See Note 4 for a description of the fair value hierarchy requirements of SFAS 157.

	June 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Assets:
Debt securities available for sale	$436,821	$27,937	$408,884	$—

As of June 30, 2008 the Company had no investments for which fair value was measured under Level 3.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

8.	Information Concerning Parent and Affiliate Capital Transactions

On December 28, 2007, the Company received a $130.0 million capital contribution from Syncora Holdings US Inc. (“Syncora Holdings US”), an intermediate holding company and wholly-owned subsidiary of Syncora Holdings.

Note Payable – Affiliate

On December 28, 2007, the Company issued a surplus note to Syncora Guarantee Re (the “Surplus Note”), as provided for under the insurance regulations of the State of New York. The Surplus Note has a par value or face amount of $75.0 million, bears interest at 10% per annum payable semi-annually on June 30 and December 31 of each year, and matures on December 31, 2017. The Surplus Note was issued at par resulting in net proceeds to the Company of $75.0 million. The proceeds to the Company, or consideration paid by Syncora Guarantee Re in exchange for the Surplus Note, was in the form of securities with a fair value of $75.0 million. Principal and interest on the Surplus Note can only be paid with the prior approval of the New York Superintendent whenever, in his judgment, the financial condition of such insurer warrants. Such payments may be made only out of surplus funds which are available for such payments under the New York Insurance Law. The semi-annual interest payment due on June 30, 2008 was not made by the Company. As discussed in Note 2, upon the merger of the Company and Syncora Guarantee Re, the Company’s surplus note liability will be eliminated.

Reinsurance Agreements and Other Guarantees with Affiliates

The Company has the following reinsurance agreements with affiliates. Certain of the agreements discussed below may be terminated under certain conditions, as defined in the agreements. As noted below, many of these agreements were terminated or commuted on the Closing Date in connection with the transactions contemplated by the Agreements and related transactions.

•

Under the terms of the Treaty (see Note 2), Syncora Guarantee Re agreed to reinsure up to 75% of business written by the Company provided it met certain specified parameters. Prior to July 1, 2006, Syncora Guarantee Re had agreed under the Treaty to reinsure up to 90% of such business. In addition, pursuant to the Treaty the Company charged up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the agreement. In addition, if Syncora Guarantee Re in any four year period sustained cumulative losses under the Treaty in excess of $450.0 million, which occurred as of December 31, 2007, the Company will pay Syncora Guarantee Re on a prospective basis, an additional premium with respect to all installment business previously ceded or to be ceded in the future. The additional premium is equal to 25% of installment premiums received subsequent to December 31, 2007. Accordingly, for the three and six month periods ended June 30, 2008, the Company recorded $8.4 million and $17.0 million of such additional ceded premium. In connection with the Agreements discussed in Note 2, the Treaty was commuted in exchange for a payment to the Company by Syncora Guarantee Re of approximately $3.926 billion.

•

Effective February 27, 2008, the Company entered into a reinsurance agreement with Syncora Guarantee Re which was intended to maintain the Company’s shareholder’s equity, as determined in accordance with GAAP, at a minimum of $10 million. No business was ever ceded by the Company under this agreement and in connection with the Agreements discussed in Note 2, the agreement was cancelled for no consideration.

•

Effective December 31, 2007, the Company entered into a quota share reinsurance treaty cover (the “Retention Cover”) with Syncora Guarantee Re. Under the terms of the Retention Cover, Syncora Guarantee Re agreed to reinsure 50% of the Company’s net retention of guarantee business in force on December 31, 2007 provided it met certain conditions. In connection with the Agreements discussed in Note 2, the Retention Cover was commuted in exchange for consideration paid by Syncora Guarantee Re to the Company equal to  the carrying value of the Company’s ceded reinsurance under the Retention Cover.

•

Effective December 31, 2007, the Company entered into an aggregate excess of loss reinsurance cover note (“Cover Note”) with Syncora Guarantee Re. Under the terms of the Cover Note, Syncora Guarantee Re agreed to reinsure a quota share of the Company’s liabilities in a proportion sufficient to cause the Company’s surplus to policyholders to be equal to the greater of (i) the minimum statutory surplus and (ii) sufficient surplus to be in compliance with statutory aggregate risk limits. No business was ever ceded by the Company under the Cover Note and in connection with the Agreements discussed in Note 2, the Cover Note was cancelled for no consideration.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

•

Effective August 4, 2006, XL Reinsurance America Inc. (“XL RE AM”), an indirect wholly-owned subsidiary of XL Capital, indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project financing described in Note 10(b). In consideration for the aforementioned indemnification the Company was obligated to pay XL RE AM approximately $9.8 million on an installment basis over the life of the aforementioned project financing. As this premium was due irrespective of any early termination of the underlying insurance transaction, the Company recorded a liability of approximately $7.0 million at the effective date of the indemnification (representing the present value of the obligation discounted at 5.0%, which reflects the rate on treasury obligations with a term to maturity commensurate with that of the liability) and a corresponding deferred cost, which are reflected in the accompanying consolidated balance sheets in “Reinsurance premiums payable” and “Prepaid reinsurance premiums”, respectively. For the three and six months ended June 30, 2008 and 2007, the Company incurred costs under the aforementioned agreements aggregating approximately $0.3 million and $0.5 million, and $0.2 million and $0.4 million, respectively, and the balance of the aforementioned liability and deferred cost was $5.8 million at June 30, 2008. In connection with the Agreements discussed in Note 2, the aforementioned indemnity was cancelled in exchange for a payment to the Company by XL RE AM of an amount of consideration approximately equal to the Company’s carrying value of such indemnity at June 30, 2008.

•

Effective May 1, 2004, XLI entered into an agreement with the Company which unconditionally and irrevocably guaranteed to the Company the full and complete payment when due of all of Syncora Guarantee Re’s obligations to the Company under the Treaty, under which Syncora Guarantee Re has assumed business from the Company since December 19, 2000. The gross par value of business guaranteed by XLI under the Treaty was approximately $59.7 billion and $77.5 billion as of June 30, 2008 and December 31, 2007, respectively. The XLI guarantee agreement terminated with respect to any new business produced by the Company and ceded to Syncora Guarantee Re pursuant to the Treaty after the effective date of the IPO, but the guarantee remains in effect with respect to cessions under the Treaty prior to the IPO. As discussed above, the Treaty was commuted and XLI’s guarantee of Syncora Guarantee Re’s obligations to the Company, relating to cessions under the Treaty prior to the IPO, was eliminated in consideration of a payment by XLI to Syncora Guarantee Re of approximately $1.6 billion.

•

Effective November 1, 2002 and as amended and restated as of March 1, 2007, the Company was party to a facultative reinsurance arrangement (the “XL Re Treaty”) with XL RE AM. Under the terms of the XL Re Treaty, XL RE AM agreed to reinsure risks insured by the Company under financial guarantee insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. The Company was allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement. At June 30, 2008 and December 31, 2007, the Company had a reinsurance recoverable from XL RE AM under this agreement of $16.6 million and $10.4 million, respectively, which is reflected in “Reinsurance balances recoverable on unpaid losses” in the accompanying consolidated balance sheet (see Note 10(a) for a discussion of the losses ceded by the Company under the agreement). Also, at June 30, 2008 and December 31, 2007, the Company had balances recoverable for anticipated claims on its credit derivatives of $78.3 million and $40.3 million which is reflected as a component of its derivative assets on the accompanying consolidated balance sheets. In connection with the Agreements described in Note 2, the XL RE Treaty was commuted at the Closing Date in exchange for a payment to the Company by XL RE AM of an amount of consideration approximately equal to the Company’s carrying value of the agreement at June 30, 2008.

•

The Company previously provided financial guarantee insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC (“XLAF”), a wholly-owned subsidiary of XL Capital. These investment agreements contained ratings triggers based on the rating of the Company, which were triggered upon the Company’s ratings downgrades by Moody’s, S&P and Fitch. As a result, XLAF repaid these investment agreements prior to June 30, 2008. As of June 30, 2008 and December 31, 2007, the aggregate face amount of such investment agreements guaranteed by the Company was $0 and $4.0 billion, respectively. Notwithstanding the repayment of all outstanding investment agreements, XLAF remains obligated to the Company to indemnify it for certain losses, costs and expenses.

In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of June 30, 2008 and December 31, 2007, the total notional value of such contracts insured was $150.0 million and $162.9 million, respectively.

•

XLI guarantees the obligations of the Company in connection with certain transactions insured by Syncora Guarantee-UK. As of June 30, 2008 and 2007, the gross par outstanding related to these transactions were approximately $1,157.4 million ($35.5 million net of reinsurance) and $1,045.5 million ($62.2 million net of reinsurance), respectively.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

Amounts ceded to affiliate reinsurers reflected in the Company’s balance sheet and statement of operations as of and for the three and six months ended June 30, 2008 are as follows:

	For the Three Months Ended June 30, 2008	For the Six Months Ended June 30, 2008

(U.S. dollars in thousands)
Statements of Operations
(Unaudited)
Ceded premiums earned	$26,083	$49,652
Unrealized losses on derivatives	256,037	2,926
Ceding commission revenue	30,299	48,304
Ceded losses and loss adjustment expenses	419,729	449,905

As of June 30, 2008

(U.S. dollars in thousands)
Balance Sheet
(Unaudited)
Prepaid reinsurance premiums	$579,235
Derivative assets	1,467,380
Reinsurance balances recoverable on unpaid losses	614,384
Deferred ceding commissions, net	149,443
Reinsurance premiums payable	35,297

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

9.	Income Taxes

The Company and, effective the Closing Date, Syncora Guarantee Re are subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The U.S. federal income tax liability is determined in accordance with the principles of the consolidated tax provisions of the Internal Revenue Code and Regulations. The Company has subsidiary and branch operations in certain international jurisdictions that are subject to relevant taxes in those jurisdictions. The Company files, and for the period it remains in existence Syncora Guarantee Re (Delaware) will file, a consolidated tax return with Syncora Holdings U.S. Inc. (the U.S. common parent of the Syncora Holdings group) and its subsidiaries (which consists of the Company, Syncora Guarantee Re (Delaware), and Syncora Holdings’ other U.S. based subsidiaries). The Company maintains a tax sharing agreement with its subsidiaries, whereby the consolidated income tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the consolidated group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. It is anticipated that Syncora Guarantee Re will be merged with and into the Company, with the Company surviving the merger. On the effective date of the merger, Syncora Guarantee Re’s separate existence will cease and it will no longer be a member of the U.S. consolidated return group.

Management has concluded that future income forecasted to be generated is insufficient to offset net operating loss carry forwards and cause the realization of the deferred tax assets within a reasonable period, thus a valuation allowance has been established against the entire deferred tax assets of the Company at June 30, 2008 and December 31, 2007. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which places primary importance on the Company’s operating results in the most recent three-year period when assessing the need for a valuation allowance. The Company’s cumulative loss in the most recent three-year period represents negative evidence sufficient to require a full valuation allowance under the provisions of SFAS 109. The Company intends to maintain a full valuation allowance for its net deferred tax assets until sufficient positive evidence exists to support reversal of all or a portion of the valuation allowance. Until such time, except for state, local and foreign tax provisions, the Company will have no net deferred tax assets.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

10.	Liabilities for Unpaid Losses and Loss Adjustment Expenses

The Company’s liability for unpaid losses and loss adjustment expenses consists of case basis reserves and unallocated reserves on its in-force guarantees that were issued in the form of insurance. The provision for losses and loss adjustment expenses represents the expense recorded to establish the total reserve (case basis and unallocated reserves) at a level determined by management to be adequate for losses inherent in such in-force business as of the reporting date. Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

	Six Months Ended June 30, 2008			Year Ended December 31, 2007

	Case Reserves	Unallocated Reserves	Total	Case Reserves	Unallocated Reserves	Total

(U.S. dollars in thousands)
Gross unpaid losses and loss adjustment expenses at beginning of year	$304,503	$80,957	$385,460	$83,783	$68,192	$151,975
Reinsurance balances recoverable on unpaid losses	(266,887)	(72,372)	(339,259)	(82,283)	(61,568)	(143,851)

Net unpaid losses and loss adjustment expenses at beginning of year	37,616	8,585	46,201	1,500	6,624	8,124
Increase (decrease) in net losses and loss adjustment expenses incurred in respect of losses occurring in:
Current year	40,810	(1,814)	38,996	42,765	1,961	44,726
Prior years	53,079	—	53,079	(672)	—	(672)
Less net losses and loss adjustment expenses paid	(28,150)	—	(28,150)	(5,977)	—	(5,977)

Net unpaid losses and loss adjustment expenses at end of period	103,355	6,771	110,126	37,616	8,585	46,201
Reinsurance balances recoverable on unpaid losses	553,883	59,593	613,476	266,887	72,372	339,259

Gross unpaid losses and loss adjustment expenses at end of period	$657,238	$66,364	$723,602	$304,503	$80,957	$385,460

Case Basis Reserves for Losses and Loss Adjustment Expenses

Set forth below is a discussion of certain case basis reserves established by the Company.

(a)

During the year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $214.3 million ($41.0 million after reinsurance), representing the net present value loss expected to be incurred in the future with respect to certain of its guarantees of obligations supported by home equity line of credit (“HELOC”) and closed-end second (“CES”) mortgage loan collateral.

During the three months ended March 31, 2008, the Company recorded an additional provision for losses before reinsurance of approximately $42.0 million ($8.1 million after reinsurance), on a present value basis, to reflect adverse development on certain of such obligations. This provision included $2.2 million of accretion relating to the present value discount associated with reserves on the aforementioned obligations which were established in prior to January 1, 2008.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

During the three and six months ended June 30, 2008, the Company recorded an additional provision for losses before reinsurance of approximately $524.9 million ($84.8 million after reinsurance) and $566.9 million ($92.9 million after reinsurance), on a present value basis, to reflect adverse development on such obligations. The adverse development recorded during the three month period ended June 30, 2008 was primarily attributable to actual reported claims during the quarter on certain insured securities that were substantially in excess of what had been estimated by the Company, as well as significant growth in payment delinquencies on mortgages comprising the collateral pools supporting certain of the Company’s guaranteed obligations.

The loss amounts discussed above, before giving effect to reinsurance, represent: (i) all claims paid through the measurement date, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through the measurement date, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such guarantees subsequent to the measurement date.

In connection with the Agreements discussed in Note 2, the Company agreed to commute substantially all of its ceded reinsurance arrangements. Consideration received by the Company in exchange for such commutations will result in the Company recording a loss of approximately $162 million during the quarter ended September 30, 2008.

The total remaining par guaranteed by the Company with respect to the aforementioned guarantees, net of carried case basis reserves but before reinsurance, aggregated approximately $4.1 billion ($0.4 billion after reinsurance) at June 30, 2008 and $2.4 billion ($0.4 billion after reinsurance) at December 31, 2007.

The Company’s estimates of losses on the aforementioned guarantees are based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. Among other things, the assumptions could be affected by an increase in unemployment, increase in consumer costs, lower advance rates by lenders or other parties, lower than expected revenues or other events or trends. The Company’s estimates were determined based on an analysis of results of a cash flow model.

The cash flow model projects expected cash flows from the underlying mortgage notes. The model output is dependent on, and sensitive to, the key input assumptions, including assumptions regarding default rates, prepayment rates and the rate of new draws on the HELOCs. On the HELOC transactions, it also projects expected new collateral to be created by the funding of new HELOC draws. The cash flow from the mortgages is then run through the “waterfall” as set forth in the indenture for each transaction. Claims in respect of principal result when the outstanding principal balance of the mortgages is less than the outstanding principal balance of the insured notes. Recoveries result when cash flow from the mortgages is available for repayment, typically after the insured notes are paid off in full.

The Company based its default assumptions in large part on recent observed default rates and the current pipeline of delinquent loans. Prior to the quarter ended June 30, 2008, the Company had assumed that the default rates would begin to decline during the third and fourth quarters of 2008. The Company’s expectation now is that the decline will not commence until early 2009 through third-quarter of 2009, at which point the Company assumes that the default rate will stabilize at a rate nearer, but still above, historical default rates. Net losses will be greater if the time it takes the mortgage performance to stabilize is longer than currently anticipated.

After the occurrence of a rapid amortization event, the HELOC transactions generally benefit by the funding of the new HELOC draws by a third-party. This benefit will be diminished in the event that the third-party is not legally required, or is unable or unwilling, to fund the draws, or if the lender suspends credit lines under certain circumstances legally permitted. During the second quarter of 2008, the Company has observed a material decline in draw rates as a result of change in policies by some lenders, which now allow for suspension of credit lines. Management has adjusted the assumptions underlying its HELOC reserves to reflect the aforementioned observed decline.

Through June 30, 2008, the Company has paid claims (net of reimbursements from the transactions) aggregating $201.1 million on its guarantees of obligations supported by HELOC mortgage collateral. Through the Closing Date, we have paid claims (net of reimbursements from the transactions) aggregating $250.3 million.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

(b)

As of June 30, 2008 and December 31, 2007, the Company carried reserves for unpaid losses and loss adjustment expenses of $74.0 million ($8.7 million after reinsurance and indemnifications provided by affiliates of XL Capital) representing the net present value loss expected to be incurred in the future with respect to an insured project financing. The reserves for unpaid losses and loss adjustment expenses were based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

In connection with the Agreements discussed in Note 2, the Company and XL Capital agreed to cancel the aforementioned indemnities and commute the aforementioned reinsurance provided by affiliates of XL Capital in exchange for consideration payable to the Company by affiliates of XL Capital equal to the ceded reserves for unpaid losses and loss adjustment expenses. The total remaining par insured by the Company in connection with this transaction (net of applicable carried case reserves before reinsurance), which amortizes over the next 11 years, aggregated approximately $204.6 million at June 30, 2008 and $204.6 million at December 31, 2007.

(c)

As of December 31, 2006, the Company carried a case basis reserve of $3.3 million ($0.5 million after reinsurance to Syncora Guarantee Re) with respect to an insured residential mortgage securitization. During the six months ended June 30, 2007, the insured obligation was retired as a result of the exercise of a clean-up call by the sponsor of the securitization thereby eliminating the Company’s exposure without loss. Accordingly, the Company recorded a reduction in its provision for losses and loss adjustment expenses in the aforementioned period of $0.5 million resulting from the elimination of the aforementioned reserve.

(d)

During 2007, the Company recorded reserves for unpaid losses and loss adjustment expenses relating to two insured ABS CDOs of $8.8 million ($0.7 million net of reinsurance). During the three months ended March 31, 2008, the Company recorded an increase in such reserves of $0.2 million, which represented accretion of interest on the discounted reserve established in 2007. During the three months ended June 30, 2008, the Company determined these reserves to be redundant and, accordingly, reduced them to zero.

Unallocated Reserves

The Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period (after exclusion of the effect on earned premium of refunding and full limit losses because no more risk exists on those related policies) and the expected loss emergence pattern. The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. As management establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy management may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve or paid loss activity. Management would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross-section of the portfolio. Management has not viewed the Company’s case basis reserve or paid loss activity to date to warrant such a reduction of the Company’s unallocated reserves. In addition, while material case basis reserves were established by the Company during the fourth quarter of 2007 and during the six month period ended June 30, 2008, these reserves were concentrated in certain sectors of its financial guarantee portfolio and were associated with unprecedented credit-market events. As such, these events did not alter management’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves. For the three and six month periods ended June 30, 2008 and 2007, the Company recorded a net provision for unallocated reserves of $(1.9) million and $(1.8) million, and $1.0 million and $1.2 million, respectively. The reduction in the Company’s provision for unallocated reserves during the six month period ended June 30, 2008 was attributable to a significant increase in refunded bonds and other accelerations during the second quarter of 2008 (see Note 6).

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

11.	Exposures under Guarantees

The Company provides financial guarantee insurance and reinsurance to support public and private borrowing arrangements. Financial guarantee insurance guarantees the timely payment of principal and interest on insured obligations to third party holders of such obligations in the event of default by an issuer. The Company’s potential liability in the event of non-payment by the issuer of an insured or reinsured obligation represents the aggregate outstanding principal insured or reinsured under its policies and contracts and related interest payable at the date of default. In addition, the Company provides credit protection on specific assets referenced in its CDS contracts which consist of structured pools of corporate obligations (see Note 4). Under the terms of its CDS contracts, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced obligation. The Company’s potential liability under its CDS contracts represents the notional amount of such swaps that it guarantees.

As of June 30, 2008 and December 31, 2007, the Company’s net outstanding par exposure under its in-force financial guarantee insurance and contracts aggregated to $7.2 billion and $17.6 billion, respectively. In addition, as of June 30, 2008 and December 31, 2007, the Company’s notional exposure under CDS contracts aggregated to $7.6 billion and $7.8 billion, respectively.

12.	Other Matters
(a)

The Company has insured payment of scheduled debt service on sewer revenue warrants issued by Jefferson County, Alabama (the “County”) in 2002 and 2003. As of June 30, 2008, the outstanding principal amount of such obligations was $1.2 billion before giving effect to reinsurance and $51.7 million after giving effect to reinsurance, however, after giving effect to the commutation of certain reinsurance agreements described in Note 2 as if they had occurred at June 30, 2008, the insured outstanding principal amount of such obligations outstanding after giving effect to reinsurance would have been $1.0 billion. Such warrants are secured on a parity basis with other sewer revenue warrants of the County by a pledge of the net revenues of the County’s sewer system. The aggregate principal amount of warrants outstanding at June 30, 2008, including the warrants insured by the Company, was $3.2 billion. The warrants insured by the Company include certain variable rate demand warrants in the original principal amount of approximately $740.0 million that are owned by various liquidity banks who purchased them when they were tendered and not remarketed. While owned by the liquidity banks, such warrants bear interest at a special bank rate and are subject to redemption in 16 equal quarterly installments of approximately $46 million plus interest. All such interest and principal payments are insured by the Company. The first such principal installment was due April 1, 2008 (the “April 1 Quarterly Payment”) but was extended to June 1, 2008 with the consent of the liquidity banks. The second such installment would otherwise have been due on July 1, 2008 (the “July 1 Quarterly Payment”). However, in connection with a principal pay-down of the warrants insured by the Company in respect of the April 1 Quarterly Payment of approximately $10.6 million by the County on or around June 2, 2008 and approximately $10.6 million by the Company on or around June 3, 2008 and with the consent of the liquidity banks, the due dates in respect of both the remainder of the April 1 Quarterly Payment and the July 1 Quarterly Payment were extended to August 1, 2008, with subsequent installments to occur as originally scheduled on October 1, 2008 and quarterly thereafter. On August 1, 2008 in connection with a paydown of approximately $35 million by the County and $35 million by the Company, the liquidity banks, the County and the Company agreed that on or about August 4, 2008 the remainder of the April 1 Quarterly Payment would be satisfied together with a portion of the July 1 Quarterly Payment, which payment has been made. The remainder of the July 1 Quarterly Payment and the October 1 Quarterly Payment were also extended to November 17, 2008 with subsequent installments to occur on January 1, 2009 and quarterly thereafter. Pursuant to certain forbearance agreements with the County, the liquidity banks have agreed, during a specified forbearance period, to forbear from exercising any remedies upon certain defaults, including defaults in the payment of the quarterly principal installments and certain interest amounts. Such forbearance period, which has now been extended three times, will expire on November 17, 2008 unless again extended. There is no assurance any such extension will occur. The County’s sewer system is experiencing severe financial difficulties. In a filing dated February 27, 2008 pursuant to SEC Rule 15c2-12, the County stated it can provide no assurance that net revenues from the sewer system will be sufficient to permit the County to meet the interest rate and amortization requirements related to warrants owned by the liquidity banks. Management does not expect to incur a loss on the warrants insured by the Company and, accordingly, the Company has not recorded any provision for losses on the such warrants to date. However, management continues to monitor this exposure and as new information becomes available the Company may be required to establish a provision for loss reserves in the future. In addition, the Company may be required to pay claims in the event of a continuing failure to remarket the bonds or a failure to extend the aforementioned forbearance agreements. The Company estimates that the maximum amount of such claims is approximately $55 million per quarter over the 16-quarter accelerated amortization period. This estimate is based on the maximum amount of debt service the Company may have to pay under its policies. Actual amounts of claims the Company may be required to pay may differ from such estimates and the differences could be material. On or around June 17, 2008, a class action lawsuit was filed in the Circuit Court of Jefferson County, Alabama, on behalf of all persons and entities that paid rates with respect to the County’s sewer system from January 1, 2003 to the present.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

The suit asserts claims against, among others, the Company, another bond insurer, numerous financial institutions, and certain current and former County commissioners, alleging negligence, breach of fiduciary duty, conspiracy, misrepresentation, fraud, breach of contract and unjust enrichment in connection with the issuance of the County’s sewer system warrants, certain conduct occurring thereafter and the operation of the sewer system. The lawsuit does not seek any specific amount in damages from any defendant. The Company believes that such lawsuit lacks merit and intends to vigorously defend itself against such action.

(b)

To reduce long-term operating costs and align resources with its current needs (see Note 2), effective March 31, 2008 the Company reduced its workforce by approximately 60 positions, which consisted primarily of insurance business origination staff. As a result of this workforce reduction the Company recorded a charge of approximately $10.3 million during the six months ended June 30, 2008 for estimated severance payments expected to be made to terminated employees. In addition, unvested awards of restricted stock aggregating 207,814 shares of Syncora Holdings to such terminated employees were cancelled. During the three months ended June 30, 2008, the Company incurred expenses of approximately $6.3 million in connection with further reductions of its workforce.

(c)

As a result of the transfer of XL Capital’s common shares of Syncora Holdings as described in Note 2, change of control provisions under certain of the Company’s compensation plans have been triggered, which require the immediate vesting of awards granted to employees under such plans. Accordingly, the Company expects to record a charge during the three months ended September 30, 2008 of approximately $19.5 million to recognize the accelerated vesting of such awards.

13.	Litigation

In the ordinary course of business, we are subject to litigation or other legal proceedings. It is the opinion of management, after consultation with legal counsel and based upon the information available, that the expected outcome of any outstanding litigation, individually or in the aggregate, will not have a material adverse effect on our financial position, results of operations or liquidity.

In the ordinary course of business, we also receive subpoenas and other information requests from regulatory agencies or other governmental authorities. Although no action has been initiated against us, it is possible that one or more regulatory agencies or other governmental authorities may pursue action against us. If such an action is brought, it could materially adversely affect our business, results of operations and financial condition.

On March 19, 2008, MLI filed a complaint in a New York federal court challenging the effectiveness of the Company’s terminations of seven CDS contracts. On March 31, 2008, the Company filed a counterclaim seeking a judgment from the court that the Company’s terminations were effective and an award of damages for MLI’s failure to make certain termination payments under the Swaps. On April 18, 2008, MLI filed a motion for summary judgment as to MLI’s claims and partial summary judgment as to the Company’s claims. The court issued an order granting MLI’s motion on June 10, 2008 and issued an opinion in support of that order on July 15, 2008. As part of the settlement agreement with Merrill Lynch and MLI that was announced by the Company on July 28, 2008 and closed on August 5, 2008, the parties agreed to terminate the seven CDS contracts (along with an eighth CDS contract not at issue in the litigation) in exchange for a payment from the Company and to dismiss the litigation. On August 8, 2008, Merrill Lynch, MLI and the Company filed a joint stipulation dismissing the complaint and counterclaims in the litigation with prejudice.

In December 2007 and January 2008, three class action lawsuits, Brickman Investments, Inc. v. Security Capital Assurance Ltd et al., 2 West, Inc. v. Security Capital Assurance Ltd et al., and Clarke v. Security Capital Assurance Ltd et al., were commenced in the United States District Court for the Southern District of New York. Two of the lawsuits were filed on behalf of all persons who purchased our common shares in the secondary public offering by XLI, as selling shareholder, on or about June 6, 2007. The third lawsuit was filed on behalf of all persons who purchased or otherwise acquired our securities from April 23, 2007 through December 10, 2007, including those who purchased shares in the secondary offering. The complaints name the Company, our former President and Chief Executive Officer, the Company’s former Executive Vice President and Chief Financial Officer, and XLI as defendants, and they allege various violations of the Securities Act and the Exchange Act by the defendants. Two of the complaints also name the lead underwriters of the secondary offering as defendants. The complaints include claims that defendants’ public statements, including the registration statement and prospectus related to the secondary offering, contained false and misleading statements and omitted to disclose material facts necessary to make the statements contained therein not misleading. On April 24, 2008, an order was entered consolidating these actions under the caption, In re Security Capital Assurance Ltd. Securities Litigation, and appointing the Employees’ Retirement System of the State of Rhode Island as lead plaintiff. On August 6, 2008, a consolidated amended complaint was filed. The consolidated amended complaint adds Edward Hubbard, Executive Vice President, as well as Richard Heberton, former chief credit officer of XL Capital Assurance Inc. as defendants and expands the class period to include all persons who acquired our securities from March 15, 2007 to March 18, 2008.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

In March and April, 2008, three class action lawsuits, Hinds County, Mississippi v. Wachovia Bank N.A. et al., Fairfax County, Virginia et al. v. Wachovia Bank N.A. et al., and City of Oakland, California v. AIG Financial Products Corp. et al., were commenced in the United States District Courts for the Southern District of New York, District of Columbia, and Northern District of California, respectively, on behalf of all state, local and municipal government entities that purchased municipal derivatives from the Company or the other defendants in the period from January 1, 1992 through December 31, 2006. The complaints name a number of providers and brokers of municipal derivatives, including the Company, as defendants, and they allege a conspiracy among the defendants to fix, raise, maintain or stabilize the price of, and to rig bids and allocate customers and market for, municipal derivatives. The complaints seek unspecified damages and other relief. On June 16, 2008, the Judicial Panel on Multidistrict Litigation issued an order transferring these actions to the Southern District of New York under the caption, In re Municipal Derivatives Antitrust Litigation, for coordinated or consolidated pretrial proceedings. Pursuant to that order, several related actions which have been filed subsequently, including Mayor and City Counsel of Baltimore v. Wachovia Bank N.A. et al., County of Alameda, California v. AIG Financial Products Corp. et al., City of Fresno, California v. AIG Financial Products Corp. et al, Central Bucks School District v. Wachovia Bank N.A. et al., and Washington County, Tennessee v. Bank of America, N.A. et al., will be treated as potential tag-along actions.

In addition, in July 2008, two lawsuits, City of Los Angeles v. Bank of America, N.A. et al. and City of Stockton v. Bank of America, N.A. et al., were commenced in state courts in California. The complaints name a number of providers and brokers of municipal derivatives, including the Company, as defendants, and they allege a conspiracy among the defendants to rig bids in municipal derivative auctions in violation of California state antitrust laws and California state common law. The complaints seek unspecified damages and other relief. Two other lawsuits, City of Los Angeles v. Ambac Financial Group, Inc. et al. and City of Stockton v. Ambac Financial Group, Inc. et al., were commenced by the same plaintiffs in July 2008 in state courts in California. The complaints name six bond insurers, including XL Capital Assurance Inc., and two individuals as defendants, and they allege that defendants failed to fully disclose their investment in subprime mortgage-backed securities and insurance of subprime instruments and that defendants conspired to perpetuate and maintain a dual system of bond rating in violation of California state antitrust laws and California state common law. The complaints seek unspecified damages and other relief.